AMENDMENT TO
DISTRIBUTION AGREEMENT
     THIS AMENDMENT, dated as of the 1st day of January, 2007, is entered into by and between Quaker Investment Trust, a Massachusetts trust (“Trust”), Quaker Funds, Inc., a Delaware corporation and the investment advisor to the Trust (“Advisor”) and Quasar Distributors, LLC (the “Distributor”), as parties to the Distribution Agreement dated November 17, 2006, (the “Agreement”).
     WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;
     NOW THEREFORE, pursuant to section 11(B) of the Agreement, the parties hereby amend the Agreement as follows:
Effective as of the date stated above, Section 2(A) of the Agreement shall be amended as set forth below; Section 2 (I.) of the Agreement shall be amended as follows; and the Agreement shall be amended to remove Section 2 (K.) in its entirety:
Effective as of the date stated above, Section 2 of the Agreement shall be amended as follows: to incorporate subsection L. as set forth below, and Section 5(A) of the Agreement shall be amended, as set forth below.
Amended Section 2. Services and Duties of the Distributor
A.	The Distributor agrees to sell Shares on a best efforts basis as agent for the Trust upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus. As used in this Agreement, the term “Prospectus” shall mean the current prospectus, including the statement of additional information, as both may be amended or supplemented, relating to the Trust and its Funds and included in the currently effective registration statement (the “Registration Statement”) of the Trust filed under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act. The Trust shall in all cases receive the net asset value per Share on all sales. If a sales charge is in effect, the Distributor shall remit the sales charge (or portion thereof) to broker-dealers who have sold Shares, as described in Section 2(G), below.

I.	Upon the request of the Advisor, the Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board including reports regarding agreements entered into with qualified broker-dealers, including but not limited to 12b-1 related agreements entered into by the Distributor with broker-dealers at the request of the Advisor.

L.	The Distributor shall retain the underwriter concession on each sale of Fund Shares. At the discretion of the Distributor, a portion of the underwriter concessions received by the Distributor, as described in Exhibit B, may be used to offset the compensation owed to the Distributor for its services as described in Exhibit B of this Agreement.
Amended Section 5. Compensation
A.	The Distributor shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Amended Exhibit B (as may be amended from time to time). Such fees and expenses shall be paid to the Distributor by the Trust from sales charges imposed upon purchases of Fund Shares by shareholders and from fees payable by the appropriate Fund pursuant to the Trust’s applicable Distribution Plan under Rule 12b-1 (each “Distribution Plan”), or if a Distribution Plan is discontinued or, if the applicable Fund does not have a Rule 12b-1 plan, or, if 12b-1 fees are not sufficient to pay such fees and expenses, or if the Advisor otherwise determines that Rule 12b-1 fees shall not, in whole or in part, be used to pay the Distributor, the Advisor shall be responsible for the payment of the amount of such fees and expenses not covered by Rule 12b-1 payments.
The Agreement, as amended, shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

QUAKER INVESTMENT TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/ Jeffry H. King Title: President & CEO	By: /s/ James R. Schoenike James R. Schoenike Title: President

QUAKER FUNDS, INC.

By: /s/ Justin Brundage Title: COO

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